December 05, 2014

Sundance Strategies, Inc.

Attn:  Mr. Randy Pearson

4626 North 300 West

Provo, Utah 84604

Re:  Letter of Intent re Asset Purchase

Dear Sirs,

This fully binding letter of intent is being provided to memorialize the intent of HFII Assets Solutions, LLC, a Delaware limited liability company (the “Seller”), to enter into an asset purchase agreement (“Agreement”) with Sundance Strategies, Inc., a Nevada corporation (the “Purchaser”), involving the issuance of common shares by the Purchaser to the Seller, such shares being subject to a 12-month lock-up/leak-out provision as well as other terms and conditions set forth in the enclosed Asset Purchase Agreement Term Sheet (the “Term Sheet”).

The parties acknowledge that in order to effectuate the Agreement, the following assets, currently held in Hyperion Funds II plc (the “Fund”) is presently in the process of being transferred to the Seller:

NIBs related to HTF US Life 3 and 4 portfolios ($60.475M DB)

NIBs related to Apollo & Jubilee portfolios ($63.9M DB)

Sundance Note secured by a lien on TW 5-8 portfolio

The timely completion of the transfer of assets from the Fund to the Seller (and thus the sale by the Seller to the Purchaser) depends on certain residual costs associated with the initial transfer of assets being settled with the assistance of financing provided by the Purchaser to the Seller pursuant to the Term Sheet.

We look forward to working with you on the completion of the purchase of the above assets by the Purchaser.  If you are in agreement with the terms and conditions of this letter of intent and the attached Term Sheet, please acknowledge and agree to the terms herein by executing in the appropriate place below.

Sincerely,

/s/Mark Niu

Mark Niu

Manager of HFII Assets Solutions, LLC

On behalf of Sundance Strategies, Inc., there undersigned hereby acknowledges and agrees to the terms and conditions of this letter of intent and the attached Term Sheet.

Sundance Strategies, Inc.

/s/Randy Pearson

By: Randy Pearson

Title: President

ASSET PURCHASE AGREEMENT

TERM SHEET

Parties	• Sundance Strategies, Inc. – the purchaser (the “Purchaser”) • HFII Asset Solutions – the seller (the “Seller”)
Assets

Seller will execute or transfer the following assets to Purchaser:

•

NIBs related to HTF US Life 3 and 4 portfolios

•

NIBs related to Apollo & Jubilee portfolios

•

Collateral release of existing lien pertaining to a note issued by Sundance and secured by NIBs related to TW 5-8 portfolio

Consideration

•

Purchaser will newly issue 1,130,000 of common shares to Seller (valued by Purchaser at $9 per share).

•

Purchaser will lend $150,000 to Seller to facilitate the initial transfer of assets to Seller, such loan to be documented by a promissory note (“Promissory Note”).

Put Option

Seller will be granted a Put Option to sell up to an aggregate of 187,500 of SUND shares back to Purchaser at $8.00 per share ($1,500,000) on two exercise dates:

•

February 15, 2015:  Seller can elect to exercise its Put Option to sell up to 93,750 of SUND shares back to Purchaser (Put price:  $750,000).

•

October 31, 2015:  Seller can elect to exercise its Put Option to sell up to another 93,750 of SUND shares back to Purchaser (Put price:  $750,000).

The Put Options shall expire on their respective exercise dates if not exercised.

Clawback

If Seller elects to exercise its Put Option on either exercise dates and Purchaser does not have sufficient liquidity or otherwise fails to settle the Put Option with Seller, then Seller shall have the right to “claw back” the following assets:

•

February 15, 2015:  HTF US Life 3 and 4 portfolios

•

October 31, 2015:  Apollo & Jubilee portfolios

This Clawback provision is subject to the Cure Period provision set forth below.

Return of Shares

Upon the exercise of its clawback rights, Seller would return to Purchaser the following shares:

•

February 15, 2015:  471,250 shares

•

October 31, 2015:  471,250 shares

Seller would retain all shares that Purchaser fails to settle pursuant to the Put Option (up to a total of 187,500 shares).

Cure Period

If the Seller exercises its Put Option on February 15, 2015, and the Purchaser does not have sufficient liquidity or otherwise fails to settle the Put Option with Seller on the date of exercise, the Purchaser shall have a Cure Period of 45 calendar days in which it can attempt to settle the Put Option.  Only after this Cure Period (if the Purchaser shall has not settled the Put Option) can Seller exercise its rights under the Clawback provision pertaining to the February 15, 2015 exercise date.

Conditions for Closing

The closing of the asset purchase transaction is conditioned on the resolution of certain issues satisfactory to all parties pertaining to certain service providers of certain GmbH structures on or before December 31, 2014.

Promissory Note

The loan of $150,000 from Purchaser to Seller to facilitate the transfer of assets to the Seller initially shall be payable as follows:

1.

If this asset purchase transaction closes, then the loan shall be repaid out of the first proceeds generated by the exercise of the Put Option.

2.

If this asset purchase transaction does not close, then the loan shall be repaid out of proceeds generated by the repayment of the Sundance note secured by NIBs related to TW 5-8 portfolio (which note shall remain in full force if the asset purchase transaction does not close).

Lock-up/Leak-out	The shares issued by the Purchaser to the Seller shall be subject to a 12-month lock-up/leak-out provision.